Exhibit 99(a)
                            Stifel Financial Corp
                                Press Release


     St. Louis, February 7, 1995 - Stifel, Nicolaus & Company, Incorporated, a wholly-owned subsidiary of Stifel Financial Corp., today announced its agreement to sell the assets of its Oklahoma division to Capital West Financial Corporation, an Oklahoma corporation. Terms were not disclosed.

    	The transaction would place all of Stifel's retail offices in the state of Oklahoma and the Oklahoma-based municipal finance, institutional sales, and trading departments under the banner of Capital West Securities, Inc., a wholly owned subsidiary of Capital West Financial Corporation. In addition, Capital West would acquire certain of Stifel's Texas offices.

    	Capital West Securities will use Stifel as its clearing firm in order to effect a smooth transition for clients and brokers. Stifel's municipal finance business will now be consolidated in St. Louis.

    	The Oklahoma offices contributed approximately 14% of Stifel's total commission revenue in 1994. After this transaction, Stifel will have over 300 brokers in 14 states.

     Gregory F. Taylor, president and chief executive officer, said "This transaction is a truly remarkable one, in that all parties stand to benefit equally in the completion of this deal. Stifel will become more focused, and Capital West becomes the largest securities firm based in Oklahoma."

    	George H. Walker III, chairman of the board, said "Stifel, Nicolaus has enjoyed a productive franchise in Oklahoma since 1967 when we entered the state by way of acquisition. Because of the advantages of local ownership, the respect we have for the principal officers of Capital West, and the close working relationship we anticipate going forward, we are pleased to be able to make this announcement and view it as a positive development for our company." The principal officers of Capital West are Robert O. McDonald, Robert M. Jones, Michael B. Garrett, Edward F. Marburger, Gregory M. Jones and Donald A. Pape.

    	Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in the general securities brokerage, investment banking, and money management areas.